Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals Announces Second Quarter and Six Month 2014 Financial Results and Updates Financial Guidance for 2014

Record Physician Demand Drives 27% Increase in U.S. Net Feraheme Revenues

Strong Sales Growth and Disciplined Expense Management Generate Positive Operating Income

Conference call scheduled for 8:00 a.m. EDT today

WALTHAM, MA (July 29, 2014) – AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a specialty pharmaceutical company, today reported unaudited consolidated financial results for the quarter and six months ended June 30, 2014. Total revenues for the second quarter of 2014 were $24.8 million, of which $22.2 million were U.S. Feraheme® (ferumoxytol) sales, the highest Feraheme quarterly sales since launch in 2009 and a 27% increase from the $17.5 million in the second quarter of 2013. The company ended the quarter with $386.5 million in cash and investments, an increase of $1.0 million from March 31, 2014.

“Based on our commercial success in the first half of 2014, I am pleased to report that we are in a position to increase our sales guidance for the full year of 2014,” said William Heiden, president and chief executive officer of AMAG. “Solid commercial execution has enabled Feraheme to capture market share from other IV iron products and drive overall market growth, setting a new record for Feraheme quarterly sales. We have also seen a steady growth trajectory for physician demand of MuGard in 2014 and continue to execute well on strategies to increase MuGard revenues.”

Business Highlights

•                  The company reported $24.8 million in total revenues in the second quarter of 2014, up 26% from the second quarter of 2013. U.S. Feraheme net product sales grew 27%, to $22.2 million in the second quarter of 2014.  This growth was driven by higher ex-factory volume sales and improved net revenue per gram of Feraheme, up 18% and 9% respectively from the second quarter of 2013.

•                  Total physician-level Feraheme demand for the second quarter of 2014 also hit a record level at approximately 39,000 grams, representing a 16% increase from the second quarter of 2013.(1) Feraheme’s overall market share increased to 16.3% of the non-dialysis intravenous (IV) iron market in the U.S., a full percentage point increase from the second quarter of 2013.

•                  MuGard® Mucoadhesive Oral Wound Rinse demand and ex-factory sales grew during the quarter, largely driven by our commercial strategies focused on increasing prescription volume for MuGard

(1)  IMS Health Data

and expanding payer coverage.  Physician demand grew 49% for MuGard compared to the first quarter of 2014.(1)

•                  Feraheme gross margins improved to 88% in the second quarter of 2014, compared to 82% in the second quarter of 2013. Operating expenses for the second quarter of 2014 were $20.8 million, an increase of 8% over the corresponding period in 2013 and down 15% from the first quarter of 2014.

•                  During the second quarter of 2014, AMAG conducted an end-of-review meeting with the U.S. Food and Drug Administration (FDA) to discuss next steps related to the complete response letter that AMAG received in January 2014 for AMAG’s supplemental new drug application (sNDA) for Feraheme. The sNDA sought to expand the label for Feraheme beyond the current chronic kidney disease (CKD) indication to include all adult patients with iron deficiency anemia (IDA) who have failed or cannot tolerate oral iron treatment. AMAG continues to work with the FDA regarding potential plans for generating additional safety data to support a broader label. Separately, AMAG has proposed to strengthen the warnings and precautions section of the current label of Feraheme in the U.S. These changes are currently under review at the FDA.

•                  On July 10, 2014, the European Medicines Agency’s (EMA) Pharmacovigilance Risk Assessment Committee (PRAC) completed its review of the Periodic Safety Update Report (PSUR) of Rienso™, the brand name of ferumoxytol in the European Union (EU). PRAC confirmed that the benefits of Rienso outweigh its risks and recommended that Rienso’s label be changed to reflect that the product be administered to patients by infusion over at least 15 minutes (replacing injection) and that it be contraindicated for patients with any known history of drug allergy.  On July 23, 2014, the Committee for Medicinal Products for Human Use (CHMP) informed Takeda Pharmaceutical Company Ltd. (Takeda), the marketing authorization holder of Rienso in Europe, that it reviewed and agreed with PRAC’s recommendations. Takeda has informed AMAG that it intends to update the product’s label accordingly and will be issuing a letter informing physicians of these changes.

•                  The company recently appointed Melissa Bradford Klug as senior vice president of business development and strategy. Ms. Klug joined AMAG from Mallinckrodt Pharmaceuticals, where she completed a number of significant transactions. Ms. Klug brings a wealth of hands-on business development, licensing and strategic partnering experience, as well as extensive leadership skills to AMAG’s executive team.

“A key element of our long-term strategic plan is to build a diversified and attractive product portfolio of both commercial products and late-stage development assets,” said Frank Thomas, chief operating officer at AMAG. “Our current business development activities are focused on a number of potential transactions that we believe could provide meaningful value creation for our shareholders. These transactions include products with immediate revenue potential, as well as sufficiently de-risked late stage development assets with significant sales and growth potential.”

Second Quarter Ended June 30, 2014 Financial Results (unaudited)

The company reported record U.S. Feraheme net product sales of $22.2 million in the second quarter of 2014, compared to $17.5 million in the second quarter of 2013. Total revenues for the quarter ended June 30, 2014 were $24.8 million, compared to $19.6 million for the second quarter of 2013.

Feraheme cost of goods sold (COGS) for the second quarter of 2014 was $2.6 million, or 12% of global Feraheme product sales, compared to $3.1 million, or 18% of global Feraheme product sales in the second quarter of 2013.

Operating expenses for the quarter ended June 30, 2014 were $20.8 million, compared to $19.2 million for the same period in 2013. Expenses associated with business development activities and MuGard sales and marketing costs comprised the majority of the increase in operating expenses in the second quarter of 2014.

The company reported a net loss of $1.5 million, or $0.07 per basic and diluted share, for the quarter ended June 30, 2014, compared to a net loss of $1.9 million, or a loss of $0.09 per basic and diluted share, for the second quarter of 2013.

Six Months Ended June 30, 2014 Financial Results (unaudited)

For the six months ended June 30, 2014, the company reported U.S. Feraheme net product sales of $39.6 million, compared to $33.0 million for the same period in 2013, an increase of 20%.  For the six months ended June 30, 2014, the company reported total revenues of $45.6 million, up 22% as compared to revenues of $37.5 million for the same period in 2013.

Feraheme cost of goods sold (COGS) for the first six months of 2014 was $5.4 million, or 14% of global Feraheme product sales, compared to $5.9 million, or 18% of global Feraheme product sales in the first six months of 2013.

Operating expenses for the six months ended June 30, 2014 were $44.8 million, compared to $38.7 million for the same period in 2013. Expenses associated with business development activities, including physician-level market research, regulatory, tax, accounting and legal costs, as well as expenses associated with MuGard, comprised the majority of the increase in operating expenses in the first half of 2014.

The company reported a net loss for the six months ended June 30, 2014 of $8.6 million, or $0.40 per basic and diluted share, compared to a net loss of $5.8 million, or $0.27 per basic and diluted share, for the same period in 2013.

As of June 30, 2014, the company’s cash and investments totaled $386.5 million, reflecting an increase in cash and investments of approximately $1.0 million compared to March 31, 2014.

Updated 2014 Financial Outlook

The company’s updated financial outlook for 2014 is shown below:

•                  Increased total revenue guidance of between $93 million and $102 million including:

•                  U.S. Feraheme net product sales of $80 million to $87 million, revised upward from the company’s previous estimate of $75 million to $85 million;

•                  Revenue from MuGard, ex-U.S. Feraheme product sales, royalties and milestones of $13 million to $15 million;

•                  Lowered cost of goods sold guidance to 13% to 15% of Feraheme net product sales from the company’s previous estimate of 14% to 16%;

•                  Increased total operating expense guidance to $87 million to $92 million from the company’s previous estimate of $80 million to $85 million resulting from increased:

•                  Research and development expenses of $21 million to $23 million;

•                  Selling, general and administrative expenses of $66 million to $69 million;

•                  Increased net loss guidance to $12 million to $14 million from the company’s previous estimate of $10 million to $12 million. Both estimates include approximately $11 million of interest expense from the $200 million convertible debt offering in February 2014; and

•                  Lowered ending cash and investments guidance to $388 million to $393 million from the company’s previous estimate of $392 million to $397 million at December 31, 2014.

The company’s guidance for 2014 does not include the impact of potential business development transactions or potential expenses associated with further clinical development if AMAG were to pursue the broad IDA indication for Feraheme in the U.S. based on continued discussions with the FDA. Further, the above outlook does not include the potential milestone payment from Takeda that would be triggered by broad IDA approval in the EU. The CHMP has informed Takeda that the committee expects to provide its opinion or request supplemental information regarding Takeda’s Type II Variation for the broad IDA indication for Rienso in the fourth quarter of 2014.

Conference Call and Webcast Access

AMAG Pharmaceuticals, Inc. will host a conference call and webcast with slides today at 8:00 a.m. EDT, during which management will discuss the company’s financial results, commercial progress and business development initiatives. To access the conference call via telephone, please dial (877) 412-6083 from the United States or (702) 495-1202 for international access.  A telephone replay will be available from approximately 11:00 a.m. ET on July 29, 2014 through midnight August 5, 2014.  To access a replay of the conference call, dial (855) 859-2056 from the United States or (404) 537-3406 for international access.  The pass code for the live call and the replay is 77897291.

The call will be webcast with slides and accessible through the Investors section of the company’s website at www.amagpharma.com.  The webcast replay will be available from approximately 10:00 a.m. EDT on Tuesday, July 29, 2014 until Friday, August 29, 2014.

About AMAG

AMAG Pharmaceuticals, Inc. is a specialty pharmaceutical company that markets Feraheme® (ferumoxytol) Injection and MuGard® Mucoadhesive Oral Wound Rinse in the United States. Along with driving continued growth of its products, AMAG intends to continue to expand its portfolio through the in-license or purchase of additional pharmaceutical products or companies, including revenue-generating commercial products and late-stage development assets that leverage its corporate infrastructure and commercial expertise. Our primary goal is to bring to market therapies that provide clear benefits and improve patients’ lives. For additional company information, please visit www.amagpharma.com.

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(unaudited, amounts in thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
U.S. Feraheme product sales, net	$22,225	$17,456	$39,600	$33,034
License fee and other collaboration revenues	2,122	2,055	5,242	4,058
Other product sales and royalties	455	138	795	437
Total revenues	24,802	19,649	45,637	37,529
Operating costs and expenses:
Cost of product sales	2,743	3,145	5,580	6,087
Research and development expenses	4,540	4,049	11,038	9,453
Selling, general and administrative expenses	16,284	15,211	33,775	29,216
Total operating costs and expenses	23,567	22,405	50,393	44,756
Operating income (loss)	1,235	(2,756)	(4,756)	(7,227)
Interest expense	(3,051)	—	(4,527)	—
Interest and dividend income, net	253	256	518	527
Gains on sale of assets	2	566	102	865
Gains (losses) on investments, net	14	26	14	32
Total other income (expense)	(2,782)	848	(3,893)	1,424
Net loss	$(1,547)	$(1,908)	$(8,649)	$(5,803)

Net loss per share
Basic and diluted	$(0.07)	$(0.09)	$(0.40)	$(0.27)

Weighted average shares outstanding used to compute net loss per share:
Basic and diluted	21,925	21,603	21,875	21,574

AMAG Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	June 30, 2014	December 31, 2013
Cash and cash equivalents	$202,057	$26,986
Short-term investments	184,416	186,803
Accounts receivable, net	10,581	6,842
Inventories	21,969	17,217
Receivable from collaboration	230	278
Other current assets	4,821	6,279
Total current assets	424,074	244,405
Property and equipment, net	1,706	1,846
Intangible assets, net	16,740	16,844
Other assets	6,326	2,364
Total assets	$448,846	$265,459

Accounts payable	$3,525	$2,629
Accrued expenses	24,446	22,266
Deferred revenues	9,222	8,226
Total current liabilities	37,193	33,121
Convertible 2.5% senior notes, net	164,133	—
Deferred revenues	38,360	44,534
Acquisition-related contingent consideration	14,160	13,609
Other long-term liabilities	2,014	1,787
Total long-term liabilities	218,667	59,930
Total stockholders’ equity	192,986	172,408
Total liabilities and stockholders’ equity	$448,846	$265,459

About Feraheme® (ferumoxytol)/Rienso

Feraheme (ferumoxytol) Injection for IV use received marketing approval from the FDA on June 30, 2009 for the treatment of IDA in adult chronic kidney disease (CKD) patients and was commercially launched by AMAG in the U.S. shortly thereafter.  Ferumoxytol is protected in the U.S. by five issued patents covering the composition and dosage form of the product. Each issued patent is listed in the FDA’s Orange Book, the last of which expires in June 2023.

Ferumoxytol received marketing approval in Canada in December 2012, where it is marketed by Takeda as Feraheme, and in the European Union in June 2013 and Switzerland in August 2013, where it is marketed by Takeda as Rienso™.

About MuGard

MuGard Mucoadhesive Oral Wound Rinse is indicated for the management of oral mucositis/stomatitis (that may be caused by radiotherapy and/or chemotherapy) and all types of oral wounds (mouth sores and injuries), including aphthous ulcers/canker sores and traumatic ulcers, such as those caused by oral surgery or ill-fitting dentures or braces. MuGard is contraindicated in patients with known hypersensitivity to any of the ingredients in the formulation. MuGard was launched in 2010 after receiving 510(k) clearance from the U.S. Food and Drug Administration.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding: the proposed label changes for Feraheme/Rienso; expected increases in MuGard revenues; AMAG’s discussions with the FDA regarding the broader IDA indication; the timing of the CHMP’s Type II Variation opinion or requests; Ms. Klug’s contributions to the company; AMAG’s 2014 financial outlook, including projected revenues, cost of goods sold, operating expenses, net loss and cash and investments; the anticipated impact of potential milestone payments from Takeda, AMAG’s long-term strategic plan and AMAG’s plans to expand its portfolio and drive continued growth of its products are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.  Statements about AMAG’s past financial results for the quarter and six months ended June 30, 2014, do not, and are not meant to, predict future results.  AMAG can provide no assurance that such results and performance will continue.

Such risks and uncertainties include, among others: (1) the likelihood and timing of potential approval of Feraheme in the U.S. in the broader IDA indication in light of the complete response letter AMAG received from the FDA informing AMAG that its sNDA for the broader indication could not be approved in its present form and stating that the company had not provided sufficient information to permit labeling of Feraheme for safe and effective use for the proposed broader indication, (2) the possibility that following FDA review of post-marketing safety data, including reports of serious anaphylaxis, cardiovascular events, and death, and/or in light of the label changes requested by PRAC and confirmed by CHMP, the FDA (or other regulators) will request additional technical or scientific information, new studies or reanalysis of existing data, on-label warnings, post-marketing requirements/commitments or risk evaluation and mitigation strategies (REMS) in the current indication for Feraheme for IDA in adult patients with CKD and the additional costs and expenses that will or may be incurred in connection with such activities, (3) whether the proposed label changes will be acceptable to the FDA or other regulatory authorities and what impact such changes, or such additional changes as the FDA, CHMP or other regulators may require, will have on sales of Feraheme/Rienso, (4) AMAG’s and Takeda’s ability to successfully compete in the intravenous iron replacement market both in the US and outside the US, including the EU, as a result of limitations, restrictions or warnings in Feraheme’s/Rienso’s current or future label, including the changes recommended by PRAC and confirmed by CHMP that Rienso be administered to patients by infusion over at least 15-minutes (replacing injection) and that it be contraindicated for patients with any known history of drug allergy, (5) AMAG’s ability to execute on its long-term strategic plan, (6) Takeda’s ability to obtain regulatory approval for Rienso in the EU and Feraheme in Canada, in the broader IDA patient population, (7) the possibility that significant safety or drug interaction problems reported as part of periodic safety reports with respect to Feraheme/Rienso could affect sales or the ability to market the product both in the US and outside of the US, (8) the relationship between Takeda and AMAG and the impact on commercialization efforts for Feraheme/Rienso in the EU and Canada, (9) the likelihood and timing of milestone payments, if any, in connection with AMAG’s licensing arrangement with Takeda, (10) the manufacture of Feraheme/Rienso or MuGard, (11) our patents and proprietary rights, both in the US and outside of the US, (12) the possibility that AMAG will disseminate future Dear Healthcare Provider letters in the U.S. (or, working Takeda, in Europe or other markets), (13) AMAG’s ability to compete in the oral mucositis market in the U.S. and (14) other risks identified in AMAG’s Securities and Exchange Commission (SEC) filings, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and subsequent filings with the SEC.  AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals and Feraheme are registered trademarks of AMAG Pharmaceuticals, Inc.  MuGard is a registered trademark of Access Pharmaceuticals, Inc.  Rienso is a trademark of Takeda Pharmaceutical Company Limited.

AMAG Pharmaceuticals, Inc. Contact:

Katie Payne, 617-498-3303